UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 30, 2015

Medytox Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-54346	90-0902741
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2015, and in accordance with the terms of our employment agreement with Jace Simmons, pursuant to which Mr. Simmons served as our Chief Financial Officer, Mr. Simmons and the Company agreed to seek a new CFO from the healthcare industry to serve as CFO. The Company thereupon announced that Jeffrey L. Wadman, the Company's Controller, would assume the role of interim Chief Financial Officer.

Mr. Wadman, 59, has a long experience as a senior finance executive, especially in the healthcare industry. Prior to joining Medytox in 2014, from 2008, he was the Senior Vice President and Chief Accounting Officer of Oxbow Carbon LLC, a global group of companies with sales of $3.7 billion and 1,200 employees. From 2005 to 2008, he was the Vice President of Accounting and Global Controller of Stieffel Laboratories, Inc., at the time the world's largest privately-owned pharmaceutical company. Mr. Wadman served with Eli Lilly & Company for 16 years (1989 to 2005) in increasingly responsible positions, including as Chief Executive Officer of the Eli Lilly Federal Credit Union.

“We would like to thank Jace for all his contributions to Medytox and in helping us get to the strong position we are in today,” said Seamus Lagan, our Chief Executive Officer. "We also welcome Jeff as our interim CFO. His extensive healthcare and financial experience will help Medytox move to the next level and face the challenges of tomorrow."

Item 9.01.       Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated May 1, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2015	MEDYTOX SOLUTIONS, INC.

/s/ Seamus Lagan
Seamus Lagan,
Chief Executive Officer
(principal executive officer)

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated May 1, 2015

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